UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Mueller, Roswitha

   63 Greene Street  #305
   New York, NY  10012
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   June 29, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Research Partners International, Inc.
   RPII
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Options to purchase Comm|(1)      |6/28/09  |Common Stock           |5,000    |$3.6785   |D            |                           |
on Stock                |         |         |                       |         |          |             |                           |
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Explanation of Responses:
(1) Options to purchase 1,667 shares of Common Stock become exercisable on 6/29/00, Options to Purchase
1,667 shares of Common Stock becomes exercisable on 6/29/01, and Options to purchase 1,666 shares of
Common Stock become exercisable on
6/29/02.
SIGNATURE OF REPORTING PERSON
  /S/  Roswitha Mueller
DATE
July 7, 1999